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                                                                     EXHIBIT 3.1


                    SECOND RESTATED ARTICLES OF INCORPORATION
                                       OF
                   REINSURANCE GROUP OF AMERICA, INCORPORATED


                                   ARTICLE ONE
                                      NAME

                  The name of the corporation (hereinafter referred to as the "Corporation") is: Reinsurance Group of America, Incorporated.

                                   ARTICLE TWO
                           REGISTERED OFFICE AND AGENT

                  The address, including street and number, if any, of the Corporation's registered office in this state is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. The name of its initial agent at such address is James E. Sherman.

                                  ARTICLE THREE
                                  CAPITAL STOCK

                  A. Class and Number of Shares. The aggregate number, class and par value, if any, of shares which the Corporation shall have authority to issue is 85,000,000 shares, consisting of 75,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share ($850,000.00 aggregate total).

                  B. Voting Rights of the Common Stock. Each holder of the Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the shareholders.

                  C. Issuance of Preferred Stock, Rights and Preferences
Thereof.

                           1. The Preferred Stock may be issued from time to
time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. Without limiting the generality of the foregoing, in the resolution or resolutions providing for the issuance of such shares of each particular series of Preferred Stock, subject to the requirements of the laws of the State of Missouri, the Board of Directors is also expressly authorized:

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                                    (a) To fix the distinctive serial
designation of the shares of the series;

                                    (b) To fix the consideration for which the
shares of the series are to be issued;

                                    (c) To fix the rate or amount per annum, if
any, at which the holders of the shares of the series shall be entitled to receive dividends, the dates on which and the conditions under which dividends shall be payable, whether dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends shall be cumulative;

                                    (d) To fix the price or prices at which, the
times during which, and the other terms, if any, upon which the shares of the series may be redeemed;

                                    (e) To fix the rights, if any, which the
holders of shares of the series have in the event of dissolution or upon distribution of the assets of the Corporation;

                                    (f) From time to time to include additional
shares of Preferred Stock which the Corporation is authorized to issue in the series;

                                    (g) To determine whether or not the shares
of the series shall be made convertible into or exchangeable for other securities of the Corporation, including shares of the Common Stock of the Corporation or shares of any other series of the Preferred Stock of the Corporation, now or hereafter authorized, or any new class of Preferred Stock of the Corporation hereafter authorized, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which the conversion or exchange rate shall be exercised;

                                    (h) To determine if a sinking fund shall be
provided for the purchase or redemption of shares of the series and, if so, to fix the terms and the amount or amounts of the sinking fund; and

                                    (i) To fix the other preferences and rights,
privileges and restrictions applicable to the series as may be permitted law.

                  D. Conversion.

                           1. All outstanding shares of Non-Voting Common Stock,
par value $.01 per share, of RGA ("Non-Voting Common Stock") previously authorized by the Certificate of Amendment of Articles of Incorporation of the Corporation issued on May 29, 1998, shall, as of the date of effectiveness of this Certificate of Amendment, be converted, without the action of any holder thereof, into 0.97 shares of Common Stock. The Non-Voting Common Stock shall no longer be authorized by the Corporation.


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                           2. Following the effective date of this Certificate
of Amendment, each certificate representing shares of Non-Voting Common Stock shall be deemed to be a certificate representing 0.97 shares of Common Stock. No fractional shares will be issued in connection with this amendment. Rather, holders of Non-Voting Common Stock who would otherwise be entitled to receive a fraction of a share of Voting Common Stock (after taking into account all certificates held by such shareholder) will receive in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of Voting Common Stock multiplied by the closing sales price of Voting Common Stock on the date this amendment is filed with the Missouri Secretary of State. No holder of Non-Voting Common Stock will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

                  E. Series A Junior Participating Preferred Stock.

                  A series of the class of authorized preferred stock, par value $.01 per share, of the Corporation is hereby created having the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, as are set forth in that certain Certificate of Designation of the Corporation, filed on April 28, 1993, and reproduced without change and attached hereto as Exhibit A.

                                  ARTICLE FOUR
                         ADDITIONAL PROVISIONS REGARDING
                           CERTAIN SHAREHOLDER RIGHTS

                  A. Preemptive Rights. All preemptive rights of shareholders are hereby denied, so that no stock or other security of the Corporation shall carry with it and no holder or owner of any share or shares of stock or other security or securities of the Corporation shall have any preferential or preemptive right to acquire additional shares of stock or any other security of the Corporation.

                  B. Cumulative Voting. All cumulative voting rights are hereby denied, so that none of the Common Stock, the Preferred Stock or any other security of the Corporation shall carry with it and no holder or owner of any Common Stock, Preferred Stock or any other security shall have any right to cumulative voting in the election of directors or for any other purpose.

                                  ARTICLE FIVE
                                  INCORPORATOR

             The name and place of residence of the incorporator is:

                                Donna J. Holsten
                                   6140 Wanda
                            St. Louis, Missouri 63116


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                                   ARTICLE SIX
                                    DIRECTORS

                  A. Number and Classes of Directors. The number of directors to constitute the Board of Directors of the Corporation is ten. Thereafter, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, with the mode of such classification to be provided for in the Bylaws of the Corporation. Directors other than certain Directors elected to the initial Board of Directors shall be elected to hold office for a term of three years, with the term of office of one class expiring each year. As used in these Articles of Incorporation, the term "entire Board of Directors" means the total number of Directors fixed by, or in accordance with, these Articles of Incorporation or the Bylaws of the Corporation.

                  B. Removal of Directors. Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, (1) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his term of office only for cause and only by the affirmative vote of the holders of record of outstanding shares representing at least 85% of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class at a special meeting of shareholders called expressly for that purpose (such vote being in addition to any required class or other vote); and (2) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors at any time prior to the expiration of his term of office, as provided by law, in the event that the Director fails to meet any qualifications stated in the Bylaws for election as a Director or in the event that the Director is in breach of any agreement between the Director and the Corporation relating to the Director's service as a Director or employee of the Corporation.

                  C. Nominations. Subject to the rights, if any, of holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, nominations for the election of Directors may be made by the affirmative vote of a majority of the entire Board of Directors or by any shareholder of record entitled to vote generally in the election of Directors. Any shareholder who otherwise desires to nominate one or more persons for election as a Director at any meeting of shareholders held at any time may do so only if the shareholder has delivered timely notice of the shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which the notice of the date of meeting was mailed or public disclosure was made, whichever occurs first. A shareholder's notice to the Secretary shall set forth: (1) the name and address of record of the shareholder who intends to make the nomination; (2) a representation that the shareholder is a holder of record of shares of capital stock of the Corporation entitled to vote at the meeting and intends to appear in



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person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice; (4) the name, age, business and residential address, and principal occupation or employment of each proposed nominee; (5) the class and number of shares of capital stock that are beneficially owned by such nominee on the date of such notice; (6) a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; (7) any other information regarding each proposed nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (8) the written consent of each proposed nominee to being named as a nominee in the proxy statement and to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish any other information it may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should make that determination, he shall so declare at the meeting and the defective nomination shall be disregarded.

                  D. Vacancies. Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors which occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including vacancies which occur by reason of an increase in the number of Directors, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office (although less than a quorum).

                                  ARTICLE SEVEN
                                    DURATION

                  The duration of the Corporation is perpetual.

                                  ARTICLE EIGHT
                                    PURPOSES

             The Corporation is formed for the following purposes:

                  1. To purchase, take, receive, subscribe or otherwise acquire, own, hold, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise deal in and with the shares or other interests in, or obligations of, other domestic and foreign corporations, associations, partnerships or individuals;

                  2. To be a general or limited partner in any general or limited partnership;

                  3. To take such actions and transact such other business as are incidental to and connected with the purposes set forth above; and



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                  4. To do anything permitted of corporations pursuant to the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.


                                  ARTICLE NINE
                             SHAREHOLDERS' MEETINGS

                  A. Special Meetings. A special meeting of the shareholders may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors or by the Chairman of the Board of Directors or the President. Only such business shall be conducted, and only such proposals shall be acted upon, as are specified in the call of any special meeting of shareholders.

                  B. Annual Meetings. At any annual meeting of shareholders only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the meeting by the Board of Directors or by a shareholder of record entitled to vote at such meeting. For a proposal to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the earlier of (1) the day on which notice of the date of the annual meeting was mailed or (2) the day on which public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting this business at the annual meeting; (b) the name and address of record of the shareholder proposing the business and any other shareholders known by such shareholder to be supporting the proposal; (c) the class and number of shares of the capital stock which are beneficially owned by the shareholder on the date of the shareholder notice and by any other shareholders known by such shareholder to be supporting the proposal on the date of the shareholder notice; and (d) any material interest of the shareholder in the proposal.

                  The Board of Directors may reject any shareholder proposal submitted for consideration at the annual meeting which is not made in accordance with the terms of this Article Nine or which is not a proper subject for shareholder action in accordance with provisions of applicable law. Alternatively, if the Board of Directors fails to consider the validity of any shareholder proposal, the presiding officer of the annual meeting may, if the facts warrant, determine and declare at the annual meeting that the shareholder proposal was not made in accordance with the terms of this Article Nine and, if he should make that determination, he shall so declare at the meeting and the business or proposal shall not be acted upon. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such



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reports, no new business shall be acted upon at the meeting unless stated, filed and received as herein provided.

                  C. Action by Written Consent. Any action required or permitted to be taken by the shareholders of the Corporation may, if otherwise allowed by law, be taken without a meeting of shareholders only if consents in writing, setting forth the action so taken, are signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

                                   ARTICLE TEN
                               AMENDMENT OF BYLAWS

                  The Bylaws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the Bylaws as they exist from time to time may be adopted, only by the majority of the entire Board of Directors.

                                 ARTICLE ELEVEN
                     AMENDMENT OF ARTICLES OF INCORPORATION

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the shareholders, directors and officers of the Corporation are subject to this reserved power; provided, that (in addition to any required class or other vote) the affirmative vote of the holders of record of outstanding shares representing at least 85% of all of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Articles Four, Six, Nine, Ten, Twelve, or this Article Eleven of these Articles of Incorporation.

                                 ARTICLE TWELVE
                       INDEMNIFICATION AND RELATED MATTERS

                  A. Actions Involving Directors and Officers. The Corporation shall indemnify each person (other than a party plaintiff suing on his own behalf or in the right of the Corporation) who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of this service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including, without



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limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

                  B. Actions Involving Employees or Agents.

                  1. The Corporation may, if it deems appropriate and as may be permitted by this Article, indemnify any person (other than a party plaintiff suing on his own behalf or in right of the Corporation) who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

                  2. To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section B(1) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or preceding.

                  C. Determination of Right to Indemnification in Certain Circumstances. Any indemnification required under Section A of this Article or authorized by the Corporation in a specific case pursuant to Section B of this Article (unless ordered by a court) shall be made by the Corporation unless a determination is made reasonably and promptly that indemnification of the director, officer, employee or agent is not proper under the circumstances because he has not met the applicable standard of conduct set forth in or established pursuant to this Article. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by majority vote of the shareholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

                  D. Advance Payment of Expenses. Expenses incurred by a person who is or was a director or officer of the Corporation in defending a civil or criminal action, suit



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or proceeding shall be paid by the Corporation in advance of the final disposition of an action, suit or proceeding, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by or at the direction of the Board of Directors, in either case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Article.

                  E. Not Exclusive Right. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether under the Bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

                  F. Indemnification Agreements Authorized. Without limiting the other provisions of this Article, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

                  G. Standard of Conduct. Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article (including without limitation pursuant to any agreement entered into pursuant to Section F of this Article) from or on account of such person's conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any employee or agent of the Corporation.

                  H. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf or at the request of the Corporation against any claim, liability or expense asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

                  I. Certain Definitions. For the purposes of this Article:

                           1. Any director or officer of the Corporation who
shall serve as a director, officer or employee of any other corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of either the outstanding equity interests or the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve



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as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a shareholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

                           2. References to a corporation include all
constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

                           3. The term "other enterprise" shall include, without
limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term "serving at the request of the corporation" shall include, without limitation, any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, a director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this
Article in connection with such plan; the term "fines" shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.

                  J. Survival. Any indemnification rights provided pursuant to this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in these Articles of Incorporation, any indemnification rights arising under or granted pursuant to this Article shall survive amendment or repeal of this Article with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions as a binding contract with the Corporation.

                  K. Liability of the Directors. It is the intention of the Corporation to limit the liability of the directors of the Corporation, in their capacity as such, whether to the Corporation, its shareholders or otherwise, to the fullest extent permitted by law. Consequently, should The General and Business Corporation Law of Missouri or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the Corporation shall be so eliminated or limited without the need for amendment of these Articles or further action on the part of the shareholders of the Corporation.



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                                                                       EXHIBIT A

Series A Junior Participating Preferred Stock

                  1. Designation and Amount.

                  There shall be a series of the Preferred Stock which shall be designated as the "Series A Junior Participating Preferred Stock," par value $.01 per share, and the number of shares constituting such series shall be Five Hundred Thousand (500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

                  2. Dividends and Distributions.

                           (A) Subject to the rights of the holders of any
shares of any series of preferred stock of the Company ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of Common Stock, par value $.01 per share of the Company (the "Common Stock"), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on any regular quarterly dividend payment date as shall be established by the Board of Directors (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $l.00 or (b) subject to the provision for adjustment hereinafter set forth, l00 times the aggregate per share amount of all cash dividends, and l00 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Company shall at any time after April 13, 1993 (the "Rights Declaration Date") declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



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                           (B) The Company shall declare a dividend or
distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                           (C) Dividends shall begin to accrue and be cumulative
on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may, in accordance with applicable law, fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than such number of days prior to the date fixed for the payment thereof as may be allowed by applicable law.

                  3. Voting Rights.

                  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

                           (A) Each share of Series A Junior Participating
Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.



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

                           (B) Except as otherwise provided herein, in the
Company's Articles of Restatement or by law, the holders of shares of Series A Junior Participating Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

                           (C) Except as otherwise set forth herein or in the
Company's Articles of Restatement, and except as otherwise provided by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  4. Certain Restrictions.

                           (A) Whenever dividends or distributions payable on
the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

                                    (i) declare or pay dividends on, make any
other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

                                    (ii) declare or pay dividends on or make any
other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                    (iii) except as permitted in Section
4(A)(iv) below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; and

                                    (iv) purchase or otherwise acquire for
consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                                    (B) The Company shall not permit any
subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  5. Reacquired Shares.

                  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

                  6. Liquidation, Dissolution or Winding Up.

                           (A) Upon any liquidation (voluntary or otherwise),
dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock, unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock dividends, and subdivisions, combinations and consolidations with respect to the Common Stock) (such number in clause (ii) being referred to as the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

                           (B) In the event there are not sufficient assets
available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating

Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                           (C) In the event the Company shall at any time after
the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  7. Consolidation, Merger, etc.

                  In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

                  8. Redemption.

                  The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

                  9. Ranking.

                  The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Company's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                  10. Fractional Shares.

Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.